FORM 8-A12B/A

                          SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549

                    REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                       PURSUANT TO SECTION 12(b) OR (g) OF THE
                           SECURITIES EXCHANGE ACT OF 1934

                                  DST SYSTEMS, INC.
                (Exact name of registrant as specified in its charter)


          State of incorporation or organization:  DELAWARE

          I.R.S. Employer Identification No.:  43-1581814

          333 WEST 11TH STREET, KANSAS CITY, MISSOURI              64105
          (Address of principal executive offices)               (Zip Code)

          Securities to be registered pursuant to Section 12(b) of the Act:

               Title of each class           Name of each exchange on which
               to be so registered           each class is to be registered

               PREFERRED STOCK PURCHASE      NEW YORK STOCK EXCHANGE*
               RIGHTS                        CHICAGO STOCK EXCHANGE

          * Primary exchange for purposes of filings.

               If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ X ]

               If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the
          following box.  [   ]

          Securities Act registration statement file number to which this form relates: 1-14036

          Securities to be registered pursuant to Section 12(g) of the Act:
          Not Applicable

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               This   registration   statement  amends   the   Registrant's
          registration statement originally dated November 15, 1995.

                    INFORMATION REQUIRED IN REGISTRATION STATEMENT

          Item 1.   Description   of   Registrant's    Securities   to   be
          Registered.

               On October 6, 1995, the Board of Directors of DST Systems, Inc. (the "Company") declared a dividend distribution of one Right for each outstanding share of the Company's Common Stock, $0.01 par value per share (the "Common Stock"), of the Company to the stockholders of record on October 18, 1995, (the "Record Date"). Each Right entitles the registered holder to purchase from the Company 1/1,000ths of a share of Series A Preferred Stock (the "Preferred Stock"), or in some circumstances, Common Stock, other securities, cash or other assets as summarized below, at an exercise price of $100 per Right (the "Purchase Price") (both shares and the Purchase Price are subject to adjustment as described below). The complete terms and conditions of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between the Company and State Street Bank and Trust Company, as Rights Agent, dated as of October 6, 1995, as may be amended from time to time. Capitalized terms not defined herein are defined in the Rights Agreement. A conformed copy of the Rights Agreement is incorporated herein as Exhibit 99 and this description of the Rights is qualified in its entity by reference to such exhibit.

               As of the date of this registration statement, the Company had a total of 125,000,000 shares of Common Stock authorized of which 49,045,961 shares are issued and outstanding.

               Each share outstanding on the Record Date will receive one Right. Until the Distribution Date (or the earlier redemption or expiration of the Rights), shares of Common Stock issued (whether newly issued or from treasury) will have the Rights automatically attached. Following the Distribution Date, shares of Common Stock issued will be accompanied by Rights only in certain instances.

               In the event that a Person or group of affiliated or associated persons (an "Acquiring Person") becomes the beneficial owner of or announces a tender or exchange offer for 15 percent or more of the outstanding shares of Common Stock of the Company, proper provision shall be made so that each holder of a Right, other than of Rights that are or were beneficially owned by the Acquiring Person (which will thereafter be null and void), will thereafter have the right to receive upon exercise that number of shares of the Preferred Stock (or in certain circumstances, Common Stock or assets or other securities of the Company) having a market value of two times the Purchase Price of the Right. In the event that the Company were acquired in a merger or other business combination transaction (other than pursuant to a Permitted Offer) or more than 50 percent of the Company's (together with its subsidiaries) assets or earning power were sold, proper provision

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          shall  be made so  that each  holder of a
          Right, other than of Rights that are or were beneficially owned by an Acquiring Person (which will thereafter be null and void) shall thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price of the Right, that number of shares of the highest priority voting securities of the acquiring company (or certain of its affiliates) that at the time of such transaction would have a market value of two times the Purchase Price of the Right. If the Rights are exercised to acquire the Preferred Stock, then the Rights will not be exercisable to acquire the securities of any Acquiring Person.

               Until ten calendar days following the earlier to occur of (unless extended by the Board of Directors and subject to the earlier redemption or expiration of the Rights): (i) the date of a public announcement that an Acquiring Person acquired, or obtained the right to acquire, beneficial ownership of 15 percent or more of the outstanding shares of the Common Stock of the Company, or (ii) the commencement or announcement of an intention to make a tender offer or exchange offer (other than a Permitted Offer) that would result in an Acquiring Person beneficially owning 15 percent or more of such outstanding shares of Common Stock of the Company (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the Company's Common Stock certificates outstanding as of the Record Date, by such Common Stock certificate. The certificates for shares of Common Stock issued after the Record Date but prior to the Distribution Date will have a notation referencing the Rights Agreement. The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with an only with the Company's Common Stock, and until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender or transfer of any of the Company's Common Stock certificates outstanding as of the Record Date, will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of the Company's Common Stock as of the close of business on the Distribution Date and such separate Rights Certificates alone will evidence the Rights.

               Permitted Offer is defined in the Rights Agreement as a tender offer for all outstanding Common Stock of the Company at a price and on terms determined to be adequate prior to the purchase of shares under such tender or exchange offer, by at least a majority of the Independent Directors, taking into account all factors that such directors deem relevant including, without limitation, prices that could reasonably be achieved if the Company or its assets were sold in an orderly basis designed to realize maximum value and otherwise in the best interests of the Company and its stockholders (other than the Person or any Affiliate or Associate thereof for whose benefit the offer is being made).

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

               An Independent Director means any member of the Board of Directors of the Company, while such person is a member of the Board, who is not an Acquiring Person, an Affiliate or Associate of an Acquiring Person, or a representative or nominee of an Acquiring Person or of any such Affiliate or Associate and was a member of the Board prior to the Share Acquisition Date, and any successor of an Independent Director, while such successor is a member of the Board, who is not an Acquiring Person, an Affiliate or Associate of an Acquiring Person, or representative or nominee of an Acquiring Person or of any such Affiliate or Associate, and who is recommended or elected to succeed the Independent Director by a majority of the remaining Independent Directors.

               The Purchase Price payable, and the number of shares of Preferred Stock (or Common Stock, other securities, cash or other assets, as the case may be) issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution
          (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of the Preferred Stock, (ii) upon the grant to holders of the Preferred Stock of certain rights or warrants to subscribe for shares of the Preferred Stock or convertible securities at less than the current market price of the Preferred Stock or (iii) upon the distribution to holders of the Preferred Stock of evidence of indebtedness or assets (excluding regular periodic cash dividends out of earnings or retained earnings or dividends payable in the Preferred Stock) or of subscription rights or warrants (other than those referred to above).

               With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1 percent in such Purchase Price. No fractional shares will be issued (other than fractional shares which are integral multiples of 1/1,000ths of a share of Preferred Stock) and, in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Stock on the last Trading Date prior to the date of exercise.

               The Rights are not exercisable until the Distribution Date. The Rights will expire on October 18, 2005, unless earlier redeemed by the Company as described below.

               At any time prior to 5:00 p.m. Kansas City, Missouri time on the tenth calendar day after the first date after the public announcement that an Acquiring Person has acquired beneficial ownership of 15 percent or more of the outstanding shares of the Common Stock of the Company (the "Share Acquisition Date"), the Company may redeem the Rights in whole, but not in part, at a price of $0.005 per Right (the "Redemption Price"). Following the Share Acquisition Date, but prior to an event listed in
          Section 13(a) of the Rights Agreement (i.e. a merger, consolidation or sale of more than 50 percent of the assets or earnings power of the Company and its subsidiaries), the Company may redeem the Rights in connection with any event specified in
          Section  13(a) in which  all stockholders

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          are treated  alike and
          which does not include the Acquiring Person or its Affiliate or Associates. In addition, the Company's right of redemption may be reinstated following an inadvertent trigger of the Rights (as determined by the Board) if an Acquiring Person reduces its beneficial ownership to 10 percent or less of the outstanding shares of Common Stock of the Company in a transaction or series of transactions not involving the Company. Immediately upon the action of the Board of Directors of the Company electing to redeem the Rights, the Company shall make announcement thereof, and upon such election, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

               Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders of the Company, stockholders may, depending on the circumstances, recognize taxable income in the event that the Rights become exercisable for the Preferred Stock (or other securities, as the case may be) of the Company.

               Prior to the Distribution Date, the Company may amend or supplement any provision of the Rights Agreement without the consent of the Holders of the Rights. Following the Distribution Date, the Company may amend the provisions of the Rights Agreement in order to cure any ambiguity, to correct any defect or inconsistency, to make changes deemed necessary or desirable so long as such changes do not adversely affect the interests of the holders of the Rights (excluding the interests of any Acquiring Person and its affiliates and associates). In either case, however, the Company may not amend or supplement the Rights Agreement to change or supplement the Redemption Price, Final Expiration Date, the Purchase Price or the number of 1/1,000ths of a share of Preferred Stock for which a Right is exercisable.

               The Rights may have the effect of impeding a change in control of the Company without the prior consent of the Company's Board of Directors, and the Rights could cause substantial dilution to a person that attempts to acquire the Company without conditioning the offer on redemption of the Rights by the Company's Board of Directors or on the acquisition by such person of a substantial number of Rights. The Rights will not interfere with any Permitted Offer for all of the outstanding Common Stock that has the approval of the Independent Directors.

          ITEM 2.   Exhibits.

          Exhibit 99

               The Rights Agreement dated as of October 6, 1995, between DST Systems, Inc. and State Street Bank and Trust Company, which includes as Exhibit A the Form of Certificate of Registration

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               of Series A Preferred Stock, Exhibit B Form  of
               Rights Certificate and Exhibit C Summary of Rights to Purchase Preferred Stock, which is attached as Exhibit 4.4 to the Company's registration statement on Form S-1, as amended (Commission file no. 33-96526), is hereby incorporated by reference as Exhibit 99.

                                      SIGNATURE

               Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                             DST SYSTEMS, INC.


                                             By /s/ Robert C. Canfield
                                                Senior Vice President-Law,
                                                General Counsel and
                                                Secretary

          Dated:  January 9, 1998